UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 5, 2006

Alliance Data Systems Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-15749	31-1429215
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

17655 Waterview Parkway, Dallas, Texas		75252
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(972) 348-5100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 5, 2006, the Compensation Committee of the Board of Directors (the "Board") of Alliance Data Systems Corporation (the "Company") approved the Non-Employee Director Deferred Compensation Plan (the "Plan") to allow non-employee directors to defer a portion of their annual and meeting cash compensation payable for their services on the Board.

The Plan, effective as of June 5, 2006, is unfunded for tax purposes and is not subject to the Employee Retirement Income Security Act of 1974, as amended. Any non-employee director is eligible to participate in the Plan. To be eligible to make contributions, a non-employee director must complete and file an enrollment form prior to the beginning of the calendar year in which the director performs the services for which the election is to be effective. The non-employee director may elect to withhold a percentage of his or her Eligible Compensation, in any whole number percentage up to fifty (50). Eligible Compensation is defined as cash payments that are made with respect to annual service on the Board and cash payments made with respect to meeting attendance. Excluded from Eligible Compensation are stock option earnings, restricted stock or other equity-based compensation. Participants are always 100% vested in their contributions and related earnings. In the event of a Change of Control, as defined in the Plan, the Company will establish a "rabbi trust," to which sufficient assets will be contributed to fully fund all accounts. Contributions shall be credited with interest at a rate established by, and adjusted periodically, at the sole discretion of the Company’s Executive Deferred Compensation Plan Committee, which shall administer the Plan. A participant who is actively serving on the Board generally may not withdraw or otherwise access any amount credited to an account, however, at the time a participant elects to make contributions, the participant may elect to have all contributions made pursuant to that election for that year distributed as of January 1 of any subsequent year, subject to any restrictions imposed under Internal Revenue Code Section 409A. The Plan includes distribution provisions for "unforeseeable emergencies" and "separation from service." The Company may amend the Plan at any time in its sole discretion so long as not to adversely affect the vested portion of any participant’s account. The Company may terminate the Plan at any time in its sole discretion, at which time it shall cause to be distributed to each participant the entire value of his or her account. The foregoing summary of the Plan is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

On June 5, 2006, the Compensation Committee also approved annual equity grants to the non-employee directors for the 2006-2007 Board term with a value of $80,000, to be paid 70% in non-qualified stock options and 30% in restricted stock. The actual number of shares of stock and non-qualified stock options will be determined on June 12, 2006. The non-employee directors include Bruce K. Anderson, Roger H. Ballou, Lawrence M. Benveniste, D. Keith Cobb, E. Linn Draper, Jr., Kenneth R. Jensen and Robert A. Minicucci.

The non-qualified stock options will vest ratably over the remainder of the directors’ three year service term. The share awards are immediately vested but have certain resale restrictions: (1) a director may not sell or transfer share awards until one year after his service as a director has ended; (2) the director does not forfeit share awards if Board association is terminated, however, the director must fulfill the one-year holding period before shares can be sold or transferred; and (3) the one-year holding period does not apply if association is terminated due to death or disability. The resale restrictions do not apply to non-qualified stock options.

Item 8.01 Other Events.

On June 6, 2006, the Annual Meeting of Stockholders was held at the Company’s corporate headquarters at 17655 Waterview Parkway, Dallas, Texas 75252. A total of 76,864,712 shares of the Company’s common stock were present or represented by proxy at the Annual Meeting. This represented more than 95% of the Company’s shares outstanding as of the record date. Two management proposals were voted upon at the Annual Meeting and each was approved. Each of Robert A. Minicucci and J. Michael Parks was re-elected as a Class III director of the Company to serve until the 2009 annual meeting of stockholders and until his successor is duly elected and qualified, and the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for 2006 was ratified and approved by the stockholders.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

+*10.1 Alliance Data Systems Corporation Non-Employee Director Deferred Compensation Plan.

* Filed herewith
+ Compensatory plan or arrangement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance Data Systems Corporation

June 9, 2006	By:	Edward J. Heffernan

Name: Edward J. Heffernan
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Alliance Data Systems Corporation Non-Employee Director Deferred Compensation Plan.